UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2015

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fellowship Road, Suite 101, Mount Laurel, NJ	08054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On July 23, 2015, the Board of Directors (the “Board”) of Sun Bancorp, Inc. (the “Company”) increased the size of the Board from eleven to twelve members and appointed Grace C. Torres to fill the vacant seat.  Ms. Torres has been appointed to serve for a term to expire at the next annual meeting of shareholders of the Company and until her successor has been duly elected and qualified.  Ms. Torres was also appointed to the Audit and Risk Committees of the Company’s Board.

Simultaneously with Ms. Torres’ appointment to the Board of the Company, she was also appointed to the Board of Directors of Sun National Bank, the Company’s wholly-owned subsidiary.

There have not been any transactions between the Company and Ms. Torres of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K.  There were no arrangements or understandings between Ms. Torres and any person pursuant to which Ms. Torres was selected as a director.  Ms. Torres’ compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors.  The non-employee director compensation program is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2015.

Ms. Torres, age 56, is a Certified Public Accountant.  She serves as a Director and Trustee of the Prudential Retail Mutual Funds complex, comprised of more than 60 mutual funds, with aggregate assets of $78 billion, encompassing a multitude of diverse asset classes. She also serves as a member of the Prudential Retail Mutual Funds Investment Committee.  Previously, Ms. Torres held leadership roles at Prudential Investments LLC, Prudential Annuities Advisory Services, Inc., and AST Investment Services, Inc.  Most recently, she served as Principal Financial Officer, Principal Accounting Officer, Treasurer and Senior Vice President of Prudential Investments LLC.   Ms. Torres also held progressive management roles at Bankers Trust and Ernst & Young in New York City.

Item 9.01                      Financial Statements and Exhibits.

Exhibit
Number                      Description

99                      Press Release, dated July 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date:	July 27, 2015	By:	/s/
Patricia M. Schaubeck
Executive Vice President and General Counsel
(Duly Authorized Officer)